Filed pursuant to Rule 433

Registration Statement 333-222598

Israel Bonds Current Investment Rates Valid February 1-14, 2020	Development Corporation for Israel/Israel Bonds

JUBILEE ISSUE BONDS Eleventh Series	Minimum Subscription: $25,000 and increments of $5,000

BOND	RATE	MATURITY DATE	• Issued on the 1st and 15th of each month. • Interest paid every May 1st and November 1st. • 1-Year Jubilee Bonds are not offered in this sales period.
2-Year	1.77%	February 1, 2022
3-Year	1.84%	February 1, 2023
5-Year	2.11%	February 1, 2025
10-Year	2.60%	February 1, 2030
15-Year	2.84%	February 1, 2035

MACCABEE BONDS Eleventh Series	Minimum Subscription: $5,000 and increments of $500

BOND	RATE	MATURITY DATE	• Issued on the 1st and 15th of each month. • Interest paid every May 1st and November 1st. • 1-Year Maccabee Bonds are not offered in this sales period.
2-Year	1.62%	February 1, 2022
3-Year	1.70%	February 1, 2023
5-Year	1.96%	February 1, 2025
10-Year	2.44%	February 1, 2030
15-Year	2.70%	February 1, 2035

SABRA SAVINGS BONDS Eighth Series	Minimum Subscription: $5,000 and increments of $500

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•   Issued on the 1st and 15th of each month.

•   Maximum allowable amount purchased by one purchaser during each sales period, is $500,000.

•   Maturity value and rate may be rounded.

•   2-Year, 5-Year, and 10-Year Sabra Bonds are not offered in this sales period.

1-Year	1.70%	February 1, 2021	$5,081.95
			maturity value per $5,000

SABRA SAVINGS BONDS Eighth Series	Minimum Subscription: $1,000 and increments of $100

BOND	RATE	MATURITY DATE	MATURITY PAYMENT	• Issued on the 1st and 15th of each month. • Maturity value and rate may be rounded. • 2-Year, 5-Year and 10-Year Sabra Bonds are not offered in this sales period.
3-Year	1.87%	February 1, 2023	$1,056.46
			maturity value per $1,000

MAZEL TOV BONDS Eighth Series	Minimum Subscription: $100 and increments of $10

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•   Issued on the 1st of each month.

•   Maximum allowable amount purchased by one person during each monthly sales period, registered in the name of one holder, is $2,500; interest paid at maturity.

•   10-Year Mazel Tov Bond is not offered in this sales period.

•   Maturity value and rate may be rounded.

5-Year	2.82%	March 1, 2025	$114.93
			maturity value per $100

eMITZVAH BONDS Eighth Series	Minimum Subscription: $36 and increments of $18

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•   Issued on the 1st of each month.

•   May only be purchased online at israelbonds.com.

•   Maximum allowable amount purchased by one person in a transaction, registered in the name of one holder, is $90.

•   Maturity value and rate may be rounded.

5-Year	2.82%	March 1, 2025	$41.37 maturity value per $36

FLOATING RATE LIBOR FINANCING BONDS Sixteenth Series	Minimum Financing Subscription: $100,000 and increments of $25,000

BOND	RATE	MATURITY DATE	SPREAD

*Available ONLY through the financing program.

May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, visit israelbonds.com.

•   Issued on the 1st and 15th of each month.

•   Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date, plus or minus the spread listed to the left in basis points. The spread remains fixed until maturity, but the interest rate is adjusted semi-annually after the initial interest period.

•   Interest paid every June 1st and December 1st.

•   3-Year Financing and 1-Year Floating, 2-Year Floating, 3-Year Floating, 5-Year Floating and 10-Year Floating Rate LIBOR Bonds are not offered in this sales period.

2-Year	2.5125%	February 1, 2022	+70bp
Financing*

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances). The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com  Member FINRA